SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549



                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



       Date of report (Date of earliest event reported): February 3, 1998


                           TRESCOM INTERNATIONAL, INC.
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)


         Florida                         0-27594                 65-0454571
(STATE OR OTHER JURISDICTION          (Commission              (IRS Employer
     OF INCORPORATION)                File Number)           Identification No.)


                          200 EAST BROWARD BOULEVARD,              33301
                            FT. LAUDERDALE, FLORIDA             (Zip Code)
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)



       Registrant's telephone number, including area code: (954) 763-4000



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ITEM 5.           OTHER EVENTS.

                  On February 3, 1998, Primus Telecommunications Group, Incorporated (the "Company"), Taurus Acquisition Corporation, a Florida corporation and a wholly-owned subsidiary of the Company ("TAC"), and TresCom International, Inc., a Florida corporation ("TresCom"), entered into an Agreement and Plan of Merger (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of TAC with and into TresCom.

                  Under the terms of the Merger Agreement, TresCom stockholders will receive shares of the Company's common stock in exchange for the TresCom common stock held by the TresCom stockholders at the effective time of the Merger. The Merger Agreement provides for an exchange of TresCom common stock at a ratio that is subject to certain adjustments based upon the price of the Company's common stock. If the average trading price of the Company's common stock as of the closing date is $15.89 or higher, TresCom stockholders will receive Company common stock valued at $10.00 per share of TresCom common stock. If the price of the Company's common stock is lower than $15.89, the value to be received for each TresCom share will be adjusted downward. If the price of the Company's common stock is less than $14.02, TresCom may terminate the Merger Agreement, subject to the Company's option to override such termination and reinstate the Merger Agreement by agreeing to pay to each holder of TresCom shares additional consideration (in cash or in shares of Company common stock, or a combination thereof), such that each holder of TresCom shares will receive an aggregate value of $8.82 for each TresCom share exchanged in the Merger. Upon consummation of the Merger, TresCom will become a wholly-owned subsidiary of the Company.

                  The transaction is contingent upon, among other things, approval by both the Company's and TresCom's stockholders, certain regulatory approvals (including approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and various telecommunications regulatory approvals) and other customary conditions, and is expected to close during the second quarter of 1998. The Merger is intended to constitute a tax-free reorganization under
Section 368(a)(2)(E) of the Internal Revenue Code of 1986.

                  Warburg, Pincus Investors, L.P. ("Warburg"), which currently owns approximately 52% of the outstanding shares of TresCom's common stock, has agreed to vote its shares of TresCom in favor of the Merger. In addition, two stockholders of TresCom and two stockholders of the Company have agreed to vote their shares in favor of the Merger. Warburg has also agreed to pay to the Company 50% of any increase in price it would receive if a superior offer (as determined in the Merger Agreement) is accepted by the Company. The Merger Agreement also grants a reciprocal break-up fee of $5,000,000 under certain conditions of termination.

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ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

          2.1 Agreement and Plan of Merger by and among TAC, TresCom and the Company, dated as of February 3, 1998.

         10.1 Stockholder Agreement by and among the Company, TAC, K. Paul Singh and Warburg, dated as of February 3, 1998.

         10.2 Voting Agreement by and between TresCom and K. Paul Singh, dated as of February 3, 1998.

         10.3 Voting Agreement by and between TresCom and John F. DePodesta, dated as of February 3, 1998.

         10.4 Voting Agreement by and between the Company and Wesley T. O'Brien, dated as of February 3, 1998.

         10.5 Voting Agreement by and between the Company and Rudy McGlashan, dated as of February 3, 1998.

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                                   SIGNATURES


                  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                      TRESCOM INTERNATIONAL, INC.



Date: February 6, 1998                By:  /s/ Wesley T. O'Brien
                                           -------------------------------------
                                           Wesley T. O'Brien
                                           President and Chief Executive Officer

                                  EXHIBIT INDEX


EXHIBIT NO.                         DESCRIPTION


 2.1 Agreement and Plan of Merger by and among TAC, TresCom and the Company, dated as of February 3, 1998.

10.1 Stockholder Agreement by and among the Company, TAC, K. Paul Singh and Warburg, dated as of February 3, 1998.

10.2 Voting Agreement by and between TresCom and K. Paul Singh, dated as of February 3, 1998.

10.3 Voting Agreement by and between TresCom and John F. DePodesta, dated as of February 3, 1998.

10.4             Voting Agreement by and between the Company and Wesley T.
                 O'Brien, dated as of February 3, 1998.

10.5 Voting Agreement by and between the Company and Rudy McGlashan, dated as of February 3, 1998.